Exhibit 23.3

[Logo]

June 27, 2007

Mr. David Brooks

Controller

EnteroMedics, Inc.

2800 Patton Road

St. Paul, MN 55113

Dear Mr. Brooks,

This letter hereby gives full consent to EnteroMedics, Inc. (“EnteroMedics”) to refer to or quote, in whole or in part, in any registration statement, prospectus, public filing, loan agreement, or other agreement or document all previously completed reports issued by Gemini Valuation Services, LLC (“GVS”) for the purpose of providing an independent and supportable opinion of the fair market value of EnteroMedic’s common stock in connection with the issuance of stock options and stock grants to management, employees and consultants for the purpose of satisfying the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. These reports and conclusions are not intended by GVS, and should not be construed by the reader, to be investment advice in any manner whatsoever.

Sincerely,

/s/ Jim Dykstra

Jim Dykstra
President
Gemini Valuation Services, LLC

10880 Wilshire Blvd. Suite 500

Los Angeles, CA 90024

T: 310-694-4001

F: 323-784-7848